Exhibit 4.1

SENIOR SECURED PROMISSORY NOTE

TIMEFIRE LLC

Senior Secured Promissory Note

Issuance Date:	Original Principal Amount:

FOR VALUE RECEIVED, Timefire LLC, an Arizona limited liability company (“TLLC”), hereby promises to pay to the order of TimefireVR Inc., a Nevada corporation or its assigns (“TVR”) the amount set forth above as the Original Principal Amount (the “Principal”) when due, whether upon the Maturity Date, upon acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, upon acceleration or otherwise (in each case in accordance with the terms hereof). This Senior Secured Promissory Note (this “Note”) is issued by TLLC to TVR pursuant to the terms of that certain Membership Interest Purchase Agreement dated as of the Issuance Date (the “MIPA”). Certain capitalized terms used herein are defined in Section 18 herein.

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, TLLC shall pay to TVR all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 11) on such Principal and Interest. TLLC may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

2. INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate, shall be computed on the basis of a 360-day year and twelve 30-day months, shall compound monthly, and shall be payable in cash on each Interest Date.

(b) Prior to the payment of Interest on the Maturity Date, Interest on this Note shall accrue at the Interest Rate. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to eighteen percent (18%) per annum. In the event that such Event of Default is subsequently cured (and no other Event of Default then exists (including, without limitation, for TLLC’s failure to pay such Interest at the Default Rate on the applicable Interest Date), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3. RIGHTS UPON EVENTS OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) TLLC’s or any Affiliate’s failure to pay to TVR any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note or the other Transaction Documents or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(ii) bankruptcy, insolvency, reorganization, liquidation or other proceedings for the relief of debtors shall be instituted by or against TLLC or any Affiliate and, if instituted against TLLC or any Affiliate by a third party, shall not be dismissed within thirty (30) days of their initiation;

(iii) the commencement by TLLC or any Affiliate of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of TLLC or any Affiliate in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of TLLC or any Affiliate or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by TLLC or any Affiliate in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(iv) the entry by a court of: (i) a decree, order, judgment or other similar document in respect of TLLC or any Affiliate of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (ii) a decree, order, judgment or other similar document adjudging TLLC or any Affiliate as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of TLLC or any Affiliate under any applicable federal, state or foreign law; or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of TLLC or any Affiliate or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(v) TLLC and/or any Affiliate permit to exist any circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding TLLC or any Affiliate (including this Note and the other Transaction Documents), which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of TLLC or any of its Affiliates, individually or in the aggregate;

(vi) TLLC or any Affiliate breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality limitations, which may not be breached in any respect) or any covenant or other term or condition of this Note or any other Transaction Document, including, without limitation, Section 5.01 of the MIPA, except, in the case of a breach of a covenant or other term or condition of this Note that is curable, only if such breach remains uncured for a period of five (5) consecutive Business Days;

(vii) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by TLLC or any Affiliate or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or TLLC or any Affiliate shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document;

(viii) the Security Agreement shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien on the Collateral (as defined in the Security Agreement) or any material provision of the Security Agreement shall at any time for any reason cease to be valid and binding on or enforceable against TLLC or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by TLLC or any governmental authority having jurisdiction over TLLC, seeking to establish the invalidity or unenforceability thereof; or

(ix) any material damage to, or loss, theft or destruction of, any Collateral (as defined in the Security Agreement), whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which lasts uninterrupted for more than fifteen (15) consecutive days.

(b) Notice of an Event of Default. Upon the occurrence of an Event of Default with respect to this Note, TLLC shall within one (1) Business Day deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) to TVR.

(c) Remedies. Upon the occurrence of an Event of Default that has not been cured during any applicable cure period hereunder, TVR may:

(i) by notice to TLLC, declare immediately due and payable the entire Principal outstanding hereunder, together with all Interest, Late Charges and other amounts at any time owed on this Note;

(ii) apply the Default Rate to any outstanding Principal and accrued but unpaid Interest in accordance with the terms of Section 2(b) hereof; or

(iii) declare TLLC to be in default of one or more of the Transaction Documents in accordance with the terms and conditions set forth therein.

4. NONCIRCUMVENTION. TLLC hereby covenants and agrees that TLLC will not, and will not cause it Affiliates to, directly or indirectly through one or more related transactions, amend its governing documents or, through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of TVR.

5. COVENANTS. Until all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full:

(a) Restrictions on Debt. TLLC shall not, and TLLC shall cause each of its Affiliates to not, directly or indirectly create, incur or assume any of the following: (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) indebtedness evidenced by a note, bond, debenture or similar instrument; (iii) any letter or letters of credit issued for the account of TLLC to the extent there are unreimbursed amounts drawn thereunder; (iv) indebtedness secured by any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by TLLC or any of its Affiliates (collectively, “Liens”) except Permitted Liens; (v) any obligation of TLLC directly or indirectly guaranteeing any indebtedness or other obligation of any other Person in any manner; (vi) any payment obligations of TLLC under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements; or (vii) any contractual indemnity obligations of TLLC other than indemnity obligations entered into in the ordinary course of business (collectively, “Debt”);

(b) Restricted Payments. TLLC shall not, and TLLC shall cause each of its Affiliates to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, all or any portion of any Debt of TLLC (other than this Note) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Debt of TLLC if at the time such payment is due or is otherwise made or, after giving effect to such payment: (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(c) Restriction on Transfer of Assets. TLLC shall not, and TLLC shall cause each of its Affiliates to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any Collateral (as defined in the Security Agreement) or any other assets or rights of TLLC or any Affiliate owned or hereafter acquired whether in a single transaction or a series of related transactions.

(d) Change in Nature of Business. TLLC shall not, and TLLC shall cause each of its Affiliates to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by TLLC and each of its Affiliates on the Issuance Date or any business substantially related or incidental thereto. TLLC shall not, and TLLC shall cause each of its Affiliates to not, directly or indirectly, modify its or their corporate structure or purpose.

(e) Preservation of Existence, Etc. TLLC shall maintain and preserve, and cause each of its Affiliates to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Affiliates to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(f) Maintenance of Properties, Etc. TLLC shall maintain and preserve, and cause each of its Affiliates to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Affiliates to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(g) Maintenance of Intellectual Property. TLLC will, and will cause each of its Affiliates to, take all action necessary or advisable to maintain all of the intellectual property of TLLC and/or any of its Affiliates in full force and effect.

(h) Maintenance of Insurance. TLLC shall maintain, and cause each of its Affiliates to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(i) Transactions with Affiliates. TLLC shall not, nor shall it permit any of its Affiliates to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Affiliates than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(j) Change in Collateral; Collateral Records. TLLC shall: (i) give TVR not less than thirty (30) days’ prior written notice of any change in the location of any Collateral (as defined in the Security Agreement); (ii) advise TVR promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or any Liens granted thereon; and (iii) execute and deliver, and cause each of its Affiliates to execute and deliver to TVR such written statements and schedules as TVR may reasonably require, designating, identifying or describing the Collateral.

6. AMENDING THE TERMS OF THIS NOTE. The prior written consent of TVR shall be required for any change, waiver or amendment to this Note. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note.

7. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit TVR’s right to pursue actual and consequential damages for any failure by TLLC to comply with the terms of this Note. TLLC covenants to TVR that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments shall be the amounts to be received by TVR and shall not, except as expressly provided herein, be subject to any other obligation of TLLC (or the performance thereof). TLLC acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to TVR and that the remedy at law for any such breach may be inadequate. TLLC therefore agrees that, in the event of any such breach or threatened breach, TVR shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. TLLC shall provide all information and documentation to TVR that is requested by TVR to enable TVR to confirm TLLC’s compliance with the terms and conditions of this Note.

8. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or TVR otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note; or (ii) there occurs any bankruptcy, reorganization, receivership of TLLC or other proceedings affecting TLLC creditors’ rights and involving a claim under this Note, then TLLC shall pay the costs incurred by TVR for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

9. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by TLLC and TVR and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note.

10. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of TVR in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

11. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

To TVR:	TimefireVR Inc. 7960 East Camelback Road, Suite 511 Scottsdale, Arizona 85251 Attention: Jonathan Read Email: jread@QUADRATUM1.COM
With a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, Florida 33410 Attention: Michael D. Harris, Esq. Email: mharris@nasonyeager.com
To TLLC:
With a copy to:

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

(b) Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars.

(c) Payments. Whenever any payment of cash is to be made by TLLC to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made via wire transfer of immediately available funds. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by TLLC in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

12. CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to TLLC for cancellation and shall not be reissued.

13. WAIVER OF NOTICE. To the extent permitted by law, TLLC hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

14. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. TLLC hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Las Vegas, Clark County, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude TVR from bringing suit or taking other legal action against TLLC in any other jurisdiction to collect on TLLC’s obligations to TVR, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of TVR. TLLC HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

15. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16. MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by TLLC to TVR and thus refunded to TLLC.

17. SECURITY. The payment of this Note is secured by a first priority lien on certain collateral of TLLC (the “Collateral”), as specified in that certain Security Agreement by and between TLLC and TVR, executed of even date herewith and attached hereto as Exhibit “A” (the “Security Agreement”). Notwithstanding the existence of security interests in the Collateral for the payment of this Note, TLLC shall at all times remain liable to TVR for the full and punctual payment of all principal, interest and other amounts that are owed under this Note.

18. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of Las Vegas are authorized or required by law to remain closed.

(c) “Interest Date” means, with respect to any given calendar month, the first Business Day of such calendar month.

(d) “Interest Rate” means six percent (6%) per annum.

(e) “Maturity Date” means October 2, 2018

(f) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, and (iv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods.

(g) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(h) “Transaction Documents” means any and all of the documents listed in Section 4.02 of the MIPA.

[signature page follows]

IN WITNESS WHEREOF, TLLC has caused this Note to be duly executed as of the Issuance Date set out above.

TIMEFIRE LLC
By: ___________________________
Name:
Title: